UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

February 5, 2009

Date of Report (Date of earliest event reported)

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9302 Pittsburgh Avenue, Suite 210 Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 5, 2009, Basin Water, Inc. (the “Company”), BionBasin, Inc. (“Bion”), Opus Trust, Inc. (“Opus Trust”) and Martin A. Benowitz, individually and as Trustee of the Martin A. Benowitz Qualified Profit Sharing Plan (“Benowitz”), entered into a Settlement Agreement and Mutual General Release (the “Settlement Agreement”) to settle, among other things, certain claims related to (a) ion exchange units previously sold to Opus Trust by Bion, including a unit that was damaged by an uninsured motorist, (b) Benowitz’ acquisition and sale of the Company’s common stock and (c) Opus Trust’s acquisition of Bion common stock (the “Dispute”).

Pursuant to the terms of the Settlement Agreement, (a) the Company paid $125,000 to Opus Trust and transferred to Opus Trust 150,000 shares of Empire Water Corporation common stock owned by Basin Water Resources, Inc., a wholly-owned subsidiary of the Company, (b) Opus Trust transferred to the Company all shares of Bion common stock (500,000 shares) held by Opus Trust and title to the ion exchange units previously sold to Opus Trust, (c) Opus Trust and Benowitz released the Company and Bion from any and all claims and actions arising from the Dispute, (d) the Company and Bion released Opus Trust and Benowitz from any and all claims and actions arising from the Dispute and (e) the parties agreed not to make negative references to the character or business reputation of the parties to the Settlement Agreement.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Settlement Agreement, which is filed as Exhibit 10.40 to this report, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are furnished herewith:

Exhibit No.	Document

10.40	Settlement Agreement and Mutual General Release, effective as of February 5, 2009, by and among Basin Water, Inc., BionBasin, Inc., Opus Trust, Inc. and Martin A Benowitz, individually and as Trustee of the Martin A. Benowitz Qualified Profit Sharing Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC. (Registrant)

Date: February 10, 2009	BY:	/s/ W. Christopher Chisholm
W. Christopher Chisholm Vice President and Chief Financial Officer